EXHIBIT 16.1

SHERB & CO LLP

New York, NY

February 21, 2013

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

We have read Item 4.01 included in the Form 8-K of Consorteum Holdings, Inc. dated February 21, 2013, to be filed with the Securities and Exchange Commission. We agree with the statements relating only to Sherb & Co LLP contained therein.

Very truly yours,

/s/ SHERB & CO LLP